EXHIBIT 11

                   COVANTA ENERGY CORPORATION AND SUBSIDIARIES

     DETAILS OF COMPUTATION OF EARNINGS PER SHARE APPLICABLE TO COMMON STOCK




                                                                FOR THE THREE MONTHS ENDED MARCH 31,
                                           -----------------------------------------------------------------------------
                                                           2001                                       2000
                                           -----------------------------------------------------------------------------
                                             Income       Shares         Per Share      Income       Shares     Per Share
                                           (Numerator) (Denominator)      Amount      (Numerator) (Denominator)   Amount
                                           ----------- -------------     ---------    ----------- ------------- ---------
                                                               (In thousands, except per share amounts)

Income (loss) from continuing operations      $ 9,415                                  $ (4,174)
Less: preferred stock dividend                     17                                        17
                                              -------                                  --------
Basic Earnings (Loss) Per Share                 9,398       49,609        $ 0.19         (4,191)       49,496    $ (0.08)
                                                                          ------                                 -------

Effect of Dilutive Securities:
Stock options                                                  207                                        (A)

Restricted stock                                                89                                        (A)

Convertible preferred stock                        17          212                                        (A)

6% convertible debentures                                       (A)                                       (A)

5 3/4% convertible debentures                                   (A)                                       (A)
                                              ---------------------                     ----------------------
Diluted Earnings (Loss) Per Share             $ 9,415       50,117        $ 0.19        $ (4,191)      49,496    $ (0.08)
                                              ----------------------------------        ----------------------------------
(A) Antidulitive









Note:
Basic earnings per common share was computed by dividing net income (loss), reduced by preferred stock dividend requirements, by the weighted average of the number of shares of common stock outstanding during each period.

Diluted earnings per common share was computed on the assumption that all convertible debentures, convertible preferred stock, restricted stock and stock options converted or exercised during each period or outstanding at the end of each period were converted at the beginning of each period or the date of issuance or grant, if dilutive. This computation provides for the elimination of related convertible debenture interest and preferred dividends.